EXHIBIT 3.10

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES E
CONVERTIBLE PREFERRED STOCK OF NOVO NETWORKS, INC.

     I, STEVEN W. CAPLE, being the President and Secretary of NOVO NETWORKS, INC., a corporation organized and existing under the laws of Delaware (the “Corporation”), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation and Section 141(b) of the Delaware General Corporation Law, the Board of Directors, by a Written Consent in Lieu of Special Meeting, dated the 18th day of February, 2005, adopted the following resolution:

     RESOLVED, that pursuant to authority vested in the Board by Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby established a series of Preferred Stock designated as “Series E Convertible Preferred Stock”; such series shall consist of 5,000,000 shares, par value $0.00002 per share, and shall have the preferences and rights set forth in a Certificate of Designation, Preferences and Rights of Series E Convertible Preferred Stock of the Corporation to be filed with the Delaware Secretary of State, as set forth below:

     (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 225,000,000 shares, each with a par value of $0.0002 per share. 200,000,000 shares are Common Stock and 25,000,000 shares are Preferred Stock, which may be issued from time to time in one or more series.

     (B) Rights, Preferences and Restrictions of Preferred Stock. A new series of Preferred Stock shall be designated “Series E Convertible Preferred Stock” and shall consist of 5,000,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series E Convertible Preferred Stock are as set forth below:

SERIES E CONVERTIBLE PREFERRED STOCK

     1. Dividend Provisions. The holders of shares of Series E Convertible Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors. Such dividends, if declared, shall not be cumulative.

     2. Liquidation.

          (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Convertible Preferred Stock shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and pari passu with the holders of any outstanding shares of Series B Convertible Preferred Stock and Series D Convertible Preferred Stock of the Corporation, an amount per share equal to $0.26 per share (as adjusted pursuant to paragraph 4(d)) for each share of Series E Convertible Preferred Stock then held by them, plus any declared but unpaid dividends (the “Liquidation Preference”). If, upon the occurrence of such event, the assets and funds available for distribution to the holders of the outstanding shares of Series B Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they shall be entitled, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) Certain Acquisitions.

          (i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall (A) sell, convey, or otherwise dispose of all or substantially all of its assets or business, (B) merge into or consolidate with any other corporation or other entity (other than a wholly-owned subsidiary) or (C) effect any other transaction or series of related transactions that results in the holders of voting securities of the Corporation immediately prior to such transaction holding less than fifty percent (50%) of the Corporation’s or any successor entity’s voting securities after such transaction, provided that this Section 2(b)(i) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation.

          (ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(b)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

               (A) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series E Convertible Preferred Stock.

               (B) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (1) If traded on a securities exchange or The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series E Convertible Preferred Stock.

          (iii) Notice of Transaction. The Corporation shall give each holder of record of Series E Convertible Preferred Stock written notice of any impending transaction described in Section 2(b)(i) not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (iv) Effect of Noncompliance. In the event the requirements of this Section 2(b) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series E Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(b)(iii) hereof.

     3. Redemption. Except as provided in Section 2, the Series E Convertible Preferred Stock is not redeemable.

     4. Conversion. The holders of the Series E Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

          (a) Right to Convert. Subject to Section 4(c), to the extent the Corporation has sufficient authorized shares of Common Stock to issue upon conversion, each share of Series E Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into 1,000 (the “Conversion Factor”) fully paid and nonassessable shares of Common Stock for each share of Series E Convertible Preferred Stock outstanding. Such initial Conversion Factor shall be subject to adjustment as set forth in Section 4(d).

          (b) Automatic Conversion. Upon the filing by the Corporation with the Delaware Secretary of State of a Certificate of Amendment to the Certificate of Incorporation of the Corporation, substantially in the form of Exhibit A (the “Amendment”), each outstanding share of Series E Convertible Preferred Stock shall automatically be converted into such number of shares of Common Stock as is equal to the Conversion Factor that is then in effect.

          (c) Mechanics of Conversion. Before any holder of Series E Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of such certificate for the shares of Series E Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Unless all of the shares of Series E Convertible Preferred Stock evidenced by any certificate delivered shall have been converted, the Corporation shall within 5 days after such conversion prepare a new certificate, substantially identical to that surrendered, representing the balance of the shares of Series E Convertible Preferred Stock formerly represented by the certificate which shall not have been converted and shall within such five-day period deliver such certificate to the holder thereof.

          (d) Adjustment of the Conversion Factor for Certain Issuances, Splits and Combinations. The Conversion Factor shall be subject to adjustment from time to time as follows:

          (i) Stock Splits and Stock Dividends. In the event the Corporation should at any time or from time to time after the issuance date of the Series E Convertible Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or exchangeable for, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Factor shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series E Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding (including those issuable with respect to such Common Stock Equivalents) as a result of such split, subdivision, dividend or distribution. For purposes of this Section 4(d)(i), the number of shares issuable with respect to any Common Stock Equivalents shall be determined from time to time as provided in Section 4(d)(iii) below.

          (ii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Factor shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series E Convertible Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of outstanding shares of Common Stock.

          (iii) The following provisions shall apply for purposes of this Section 4(d):

               (A) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility, exchange or exercisability, including, without limitation, the passage of time, but without taking into account any potential antidilution adjustments contemplated by Section 4(d)(iii)(B)) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

               (B) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Factor, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

               (C) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any such Common Stock Equivalents, the Conversion Price of the Series E Convertible Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible, exchangeable or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

          (e) Other Distributions. In the event the Corporation shall declare a distribution payable in (i) securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or (ii) options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(e), the holders of Series E Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series E Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time any reorganization, recapitalization or reclassification of the capital stock of the Corporation shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2), provision shall be made so that the holders of the Series E Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise as would have been issuable or payable (as part of such reorganization, recapitalization or reclassification) with respect to or in exchange for such number of shares of Common Stock as would have been received upon conversion of the Series E Convertible Preferred Stock immediately before such reorganization, recapitalization or reclassification. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series E Convertible Preferred Stock after the reorganization, recapitalization or reclassification to the end that the provisions of this Section 4 (including adjustment of the Conversion Factor then in effect and the number of shares issuable upon conversion of the Series E Convertible Preferred Stock) shall thereafter be applicable, in relation to any shares of stock, securities or property thereafter deliverable upon the conversion of the Series E Convertible Preferred Stock, as nearly equivalent as practicable.

          (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          (h) No Fractional Shares and Certificate as to Adjustments.

          (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series E Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series E Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Factor pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series E Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Factor at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series E Convertible Preferred Stock.

          (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series E Convertible Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall take all action necessary to provide that as soon as possible following the issuance of the Series E Convertible Preferred Stock that there are, at all times thereafter, available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the outstanding shares of the Series E Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion in full of all outstanding shares of the Series E Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Convertible Preferred Stock, in addition to such other remedies as shall be available to the holders of the Series E Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

          (k) Authorization and Issuance. The Corporation covenants and agrees that:

          (i) the shares of Common Stock issuable upon conversion of any shares of Series E Convertible Preferred Stock shall be deemed to have been issued to the registered holder of such shares of Series E Convertible Preferred Stock at the time of such conversion, and such registered holder shall be deemed for all purposes to have become the registered holder of such shares of Common Stock at such time;

          (ii) all shares of Common Stock that may be issued upon conversion of any shares of Series E Convertible Preferred Stock will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof;

          (iii) the Corporation will take all such action as may be necessary to assure that all shares of Common Stock issuable upon conversion of the Series E Convertible Preferred Stock may be issued without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which securities of the same class may be listed. The Corporation will not take any action that would result in any adjustment of the Conversion Factor if the total number of shares of Common Stock issuable after such action upon conversion of all Series E Convertible Preferred Stock together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise or conversion of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation;

          (iv) the issuance of certificates for shares of Common Stock issuable upon conversion of the Series E Convertible Preferred Stock shall be made without charge to the registered holder; provided, however, that if any certificate is to be issued in a name other than that of the registered holder of the shares being converted, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid;

          (v) the Corporation will at no time close its transfer books against the transfer of the Series E Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of the Series E Convertible Preferred Stock in any manner which interferes with the timely conversion of the Series E Convertible Preferred Stock.

     5. Voting Rights.

          (a) Each holder of shares of Series E Convertible Preferred Stock shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Series E Convertible Preferred Stock held by such holder could then be converted, shall have voting rights and powers equal to the voting rights and powers of the holders of the Common Stock, and shall vote together as a single class with the holders of the Common Stock and all other series of Preferred Stock entitled to so vote on all matters except as expressly provided herein or as required by law. Fractional votes shall not be permitted, and any fractional voting rights resulting from the right of any holder of Series E Convertible Preferred Stock to vote on an as-converted (after aggregating the shares into which all shares of Series E Convertible Preferred Stock held by such holder could be converted) shall be rounded to the nearest to the nearest whole number (with one-half being rounded upward). The holders of the Series E Convertible Preferred Stock shall have no separate class or series vote on any matter except as expressly provided herein or as required by law;

          (b) For so long as any shares of Series E Convertible Preferred Stock are outstanding, the holders of the Series E Convertible Preferred Stock shall be entitled to nominate and elect three (3) directors (the “Series E Directors”), each of which such directors shall be entitled to one vote on all matters before the Board of Directors. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of the Series E Convertible Preferred Stock shall be filled by the vote or written consent of the holders of a majority of the outstanding shares of the Series E Convertible Preferred Stock. A director elected by the holders of the Series E Convertible Preferred Stock may be removed from the Board of Directors with or without cause only by the vote or consent of the holders of the majority of the outstanding shares of the Series E Convertible Preferred Stock, and the vacancy created thereby may be filled only by the vote or consent of such holders.

     6. Status of Converted Stock. In the event any shares of Series E Convertible Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not thereafter be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

     7. Protective Provisions. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of greater than two-thirds (66 2/3%) of all outstanding shares of Series E Convertible Preferred Stock voting together as a class:

          (a) create shares (or reclassify existing shares) having rights superior to or on parity with the Series E Convertible Preferred Stock;

          (b) amend or repeal any provision or add any provision to the Corporation’s Certificate of Incorporation if such action would materially adversely affect the holders of the Series E Convertible Preferred Stock or amend or repeal any provision of the Corporation’s bylaws if such action would materially adversely affect the holders of the Series E Convertible Preferred Stock in a manner different from the holders of the other outstanding shares of Preferred Stock;

          (c) alter or change the rights, preferences or privileges of the Series E Convertible Preferred Stock;

          (d) increase or decrease the authorized number of shares of Series E Convertible Preferred Stock;

          (e) issue any additional shares of the Corporation’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock or Series D Convertible Preferred Stock or any securities convertible into or exchangeable or exercisable for any such series of Preferred Stock;

          (f) pay dividends or make distributions with respect to the Common Stock or the Preferred Stock (except for dividends on the Common Stock that are paid in shares of Common Stock);

          (g) redeem or repurchase any shares of the Corporation’s capital stock other than pursuant to equity incentive agreements with employees, consultants, officers or directors;

          (h) increase the authorized size of the Board of Directors above six (6) members or decrease the authorized size of the Board of Directors below six (6) members;

          (i) increase or decrease the number of votes that each Series E Director is entitled to under Section 5(b) hereof; and

          (j) except as provided in the Amendment, take any action that would result in an increase in the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock or Series D Convertible Preferred Stock.

     8. Additional Provisions Governing the Series E Convertible Preferred Stock.

          (a) Method of Payment.

          (i) Payments. Any payment at any time due with respect to any share of Series E Convertible Preferred Stock (including, but not limited to, any payment due with respect to such share under Section 1 or Section 2) shall be made by means of a check (drawn upon funds which are immediately available not later than the due date of the payment being made by such check) to the order of the registered holder of such share which check shall be mailed by United States certified or registered mail, return receipt requested, to the address for such registered holder shown on the Corporation’s records.

          (ii) When Payment Deemed to Have Been Made. Any payment at any time due with respect to any share of Series E Convertible Preferred Stock (including, but not limited to, any payment due on such share under Section 1 or Section 2) shall be deemed to have been paid by the Corporation at the time the Corporation shall have received a receipt therefor from the U.S. postal service (subject to the right of the holder to demand and receive a substitute check if the original check is not received).

          (b) Registration and Transfer.

          (i) The Corporation will keep or cause to be kept a register for the registration of the share of Series E Convertible Stock.

          (ii) The Corporation will record a transfer in such register of any share or shares of Series E Convertible Preferred Stock and all rights evidenced thereby upon the request of the registered holder thereof in person or by a duly authorized attorney upon the surrender of the certificate(s) representing such share of Series E Convertible Preferred Stock with the form of assignment set forth on the reverse of such certificate properly completed and executed, properly endorsed at the Corporation’s principal office.

          (iii) Upon the surrender of any certificate representing shares of Series E Convertible Preferred Stock at the Corporation’s principal office, the Corporation will, at the request of the registered holder of such certificate, execute and deliver, at the Corporation’s expense, a new certificate or certificates in exchange representing the number of shares of Series E Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in the name of such registered holder or, if any such shares are to be transferred to another person in compliance with this Section 8(b), such other person and shall represent such number of shares of Series E Convertible Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, provided that if the certificate is to be issued in a name other than that of a registered holder, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid.

          (c) Replacement Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series E Convertible Preferred Stock (an affidavit of the registered holder, shall be satisfactory) the Corporation at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series E Convertible Preferred Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate. If required by the Corporation, an indemnity bond sufficient in the judgment of the Corporation to protect itself from any loss which it may suffer if a certificate is replaced must be delivered. The Corporation may charge such registered holder for reasonable expenses directly related to replacing the certificate.

(Signature on the following page)

     IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of February, 2005, and we hereby affirm that the foregoing Certificate is my act and deed and the act and deed of the Corporation and that the facts stated therein are true.

/s/ Steven W. Caple
Steven W. Caple, President